EXHIBIT 99.1
For Immediate Release
July 8, 2026

Company Contact: Brent Maedl Director, Corporate Finance & Investor Relations brent.maedl@broadstone.com 585.382.8507
Broadstone Net Lease Announces $303 Million Build-to-Suit Development for a
Fortune 20 Investment-Grade Company
VICTOR, N.Y. – Broadstone Net Lease, Inc. (NYSE: BNL) (“BNL”, the “Company”, “we”, “our”, or “us”), today announced that it has added a new development project to its pipeline of build-to-suit commitments, entering into a joint venture to develop an advanced technology facility in Colorado. BNL’s estimated total investment in the project is approximately $303 million with a year-one cash yield of approximately 8.5%, a year-two cash yield of approximately 9.7%, and a straight-line yield of approximately 11.6%. The triple-net lease has an initial term of 15 years with two 5-year extension options and annual rent increases of 3%.
“This transaction represents a landmark moment for Broadstone Net Lease and is a powerful validation of our build-to-suit development strategy,” said John Moragne, BNL’s Chief Executive Officer. “Securing a long-term, triple-net lease with one of the world’s premier companies at an initial cash yield of 8.5% and a straight-line yield of 11.6% is an exceptional outcome that reflects the unique capabilities of our team and the strength of our long-standing developer relationships. Upon rent commencement, this Fortune 20 Investment-Grade Company will become BNL’s largest tenant, and this transaction is expected to be meaningfully accretive to our 2027 and 2028 earnings.”
TRANSACTION OVERVIEW
BNL has entered into a joint venture with an existing development partner to develop an approximately 112,000 square foot advanced technology facility in Colorado. The selected site offers significant strategic advantages, including proximity to key customers, access to affordable and reliable power, and a well-established regional technology ecosystem.

(in thousands) Property	Total Rentable Square Feet	Start Date	Target Stabilization Date	Lease Term (Years)	Annual Rent Escalations	Estimated Total Project Investment	Cumulative Investment	Estimated Remaining Investment	Estimated Cash Capitalization Rate	Estimated Straight-line Yield [1]
In-process industrial:
Fortune 20 Investment-Grade Company (Colorado)	112	Jul. 2026	Mar. 2027	15.0	3.0%	$303,000	$69,778	$233,222	8.5%	11.6%
1 Represents our pro-rata share of the estimated first year yield to be generated on a real estate investment, which was computed at the time of investment based on the estimated annual straight-line rental income computed in accordance with GAAP, divided by the estimated total project investment.
The development will be delivered as a powered shell with substantial completion and rent commencement anticipated by March 2027. The site is designed to accommodate a second powered shell building, and the tenant holds a right of first refusal on any future development thereof under the lease. The joint venture owns and controls the land for the full campus, providing future development optionality.

About Broadstone Net Lease, Inc.
BNL is an industrial-focused, diversified net lease REIT that invests in primarily single-tenant commercial real estate properties that are net leased on a long-term basis to a diversified group of tenants. Utilizing an investment strategy underpinned by strong fundamental credit analysis and prudent real estate underwriting, as of March 31, 2026, BNL’s diversified portfolio consisted of 773 individual net leased commercial properties with 766 properties located in 44 U.S. states and seven properties located in four Canadian provinces across the industrial, retail, and other property types.
Forward-Looking Statements
This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies, and prospects, both business and financial. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “outlook,” “potential,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “projects,” “predicts,” “expect,” “intends,” “anticipates,” “estimates,” “plans,” “would be,” “believes,” “continues,” or the negative version of these words or other comparable words. Forward-looking statements, including our 2026 guidance and assumptions, rent commencement timing, and build-to-suit developments, involve known and unknown risks and uncertainties, which may cause BNL’s actual future results to differ materially from expected results, including, without limitation, risks and uncertainties related to general economic conditions, including but not limited to increases in the rate of inflation and/or fluctuation of interest rates, local real estate conditions, tenant financial health, property investments and acquisitions, and the timing and uncertainty of completing these property investments and acquisitions, and uncertainties regarding future distributions to our stockholders. These and other risks, assumptions, and uncertainties are described in Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 19, 2026 which you are encouraged to read, and is available on the SEC’s website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company assumes no obligation to, and does not currently intend to, update any forward-looking statements after the date of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.
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